Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-21680, 33-57117, 333-02785, 333-64170, 333-78017, 333-83251, 333-87432, 333-136071, 333-150781 and 333-189086 of Valmont Industries, Inc. on Form S-8 and Registration Statement Nos. 333-59912 and 333-165926 of Valmont Industries, Inc. on Form S-3 of our reports dated February 25, 2014, relating to the consolidated financial statements and financial statement schedule of Valmont Industries, Inc. and the effectiveness of Valmont Industries, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Valmont Industries, Inc. for the fiscal year ended December 28, 2013.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
February 25, 2014